UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Career Education Corporation
(Name of Registrant as Specified In Its Charter)

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[The following letter was sent to Career Education Corporation’s (“CEC”) stockholders by John M. Larson, Chairman, President and Chief Executive Officer of CEC, on April 18, 2006.]

April 18, 2006

Dear Fellow Stockholder:

Career Education Corporation has momentum, drive, and the right plan for the future. This momentum is reflected in our strong financial performance, our solid progress in addressing our operational and regulatory issues, and our success in enhancing corporate governance. We are determined to continue building on these successes and delivering value to you through high-quality, well-targeted growth and a focus on return on investment. This year’s annual meeting of stockholders is an important one for your company. By signing and returning the WHITE proxy card, you will ensure that your management and Board of Directors can sustain the current momentum that is creating value for stockholders.

Our business plan is aimed at accomplishing three key goals: to continue to grow the company profitably, to become the industry’s best in class for service and compliance, and to leverage our strong competitive advantages to benefit all of our key constituents – including students, employees and, of course, stockholders.

Underscoring the success of our plan is our continued strong financial performance in 2005. We generated record revenues, cash flow and earnings. We continue to have a very strong balance sheet with over $400 million in cash and marketable investments and total debt of less than $17 million as of December 31, 2005. We also have taken aggressive action to enhance shareholder value by repurchasing over $200 million of stock in the past year, with approximately $300 million authorized for repurchase in the near future.

We also are making significant progress on the regulatory front and in addressing other issues, and we are continuing to strengthen our compliance processes with the addition of talented people, new processes, and relevant technology. We have a plan and are committed to effective execution of that plan.

•                  Earlier this month, the staff of the Midwest Regional Office of the Securities and Exchange Commission advised us that they intend to recommend to the SEC that it terminate its investigation of the company and that no enforcement action be taken.

•                  The United States District Court for the Northern District of Illinois recently granted for a second time Career Education’s motion to dismiss a class action lawsuit against the company and certain of its current officers, holding that the plaintiffs once again failed to plead a violation of securities law.

•                  A trial judge recently ruled against the California Bureau for Private Postsecondary Vocational Education, stating that the Bureau had improperly issued Career Education’s Brooks Institute of Photography a Notice of Conditional Approval to operate.

We do not believe it is in your best interest for our momentum to be interrupted—or worse, potentially permanently impaired—by distractions from Steve Bostic, a dissident who owns approximately one percent of CEC’s stock and is choosing to become a perennial agitator against your company, management and Board in order to forward his own self-serving agenda. Mr. Bostic has stated publicly that he intends to file proxy materials asking you to elect his hand-picked nominees to the Career Education Board of Directors. It is important for you to know that Mr. Bostic has a record of significant mismanagement. Career Education stockholders have every right to question his record and the negative implications that electing him and his cohorts would have on your company.

In fact, when we look at Mr. Bostic’s qualifications as a director, not only do we see little that would add value to our highly qualified Board, but also we have reason to be concerned about his true intentions for the company. Mr. Bostic was CEO of EduTrek, the corporation that previously owned American InterContinental University (AIU). EduTrek was a for-profit education company crippled by heavy losses and regulatory problems when we purchased AIU in 2000. From September 1997, when EduTrek began trading as a public company, until the end of September 2000, when we announced that we were acquiring AIU, EduTrek’s stock price declined 90.4%, or 54% a year on an annualized basis. This wholesale destruction of stockholder value was all under Mr. Bostic’s leadership. Nonetheless, Mr. Bostic received millions of Career Education shares in the transaction, which today, given price appreciation and stock splits, would be valued at more than $57 million. Now, despite his poor leadership track record, he is attempting to convince Career Education’s stockholders to elect him and two of his hand-picked nominees as directors.

We do not believe Mr. Bostic’s alternative slate deserves your vote. Following last year’s annual meeting, we repeatedly asked Mr. Bostic to recommend qualified board members for consideration by the independent firm conducting the company’s board search. He refused to do so, and, instead, for the second year in a row, unilaterally launched a costly and disruptive fight against your company. In addition, we recently asked to meet with Mr. Bostic’s nominees to discuss their agenda or any plans they might have for the company. A meeting for this purpose was set for the morning of April 11, 2006. The evening before that meeting was scheduled to occur, Mr. Bostic and his nominees abruptly cancelled the meeting, for no stated reasons. Two of our directors had canceled previous plans and flown across the country to attend the meeting to accommodate Mr. Bostic’s schedule.

Our own nominees have strong track records running businesses, deep experience in the education field – or both. Patrick W. Gross brings significant experience in managing companies. He served as founding Chairman and CEO of American Management Systems and the Lovell Group, and has been a director at eight publicly traded companies. Steven H. Lesnik served as Chairman of the Illinois Board of Higher Education, which has authority over higher education in the State of Illinois. Keith K.

Ogata has nearly three decades of experience in the for-profit education sector, and a decade of commitment to Career Education, for which he serves as Chairman of the Audit Committee. As chair of the Audit Committee, Mr. Ogata has been instrumental in the recent operational and financial successes of your company.

We strongly recommend that you vote FOR the Career Education nominees by signing, dating and returning the WHITE proxy card. We urge you not to sign any blue proxy card (or other color) that may be sent to you by Mr. Bostic—even as a protest vote against him. If you have previously returned a Bostic proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. We appreciate your continued loyalty and support, and if you need assistance or have any questions, please call Georgeson Shareholder Communications toll-free at 1-888-206-5970.

We are extremely proud of what we have achieved on behalf of our shareholders, and we ask for your continued support as we work hard to continue delivering value to you.

Sincerely,

/s/ John M. Larson
John M. Larson
Chairman, President and Chief Executive Officer

IMPORTANT

PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF MR. BOSTIC’S BLUE PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HIM. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY BLUE PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT YOUR COMPANY’S DIRECTOR NOMINEES.

Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If you shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclose WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor

New York, NY 10004

(888) 206-5970 (Toll Free)

Certain statements made in this letter and other written or oral statements made by or on behalf of Career Education Corporation may constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon various assumptions, and certain known and unknown risks and uncertainties could cause actual results to differ materially from those expressed or implied in our forward looking statements. Such risks and uncertainties include, among others, those listed in Part I, Item 1A “Risk Factors” of the Career Education Corporation’s Annual Report

on Form 10-K for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission. Career Education Corporation assumes no obligation to update its forward-looking statements.